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                                                                   Exhibit 23(a)


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MEMC Electronic Materials, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated January 26, 1998, relating to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which report is included in the Form 10-K/A Amendment No. 3 of MEMC Electronic Materials, Inc.


                                  /s/ KPMG LLP



St. Louis, Missouri
March 2, 1999